Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 8, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Telefonaktiebolaget LM Ericsson’s Annual Report on Form 20-F for the year ended December 31, 2013.